UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2014

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HANCOCK FABRICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-9482	64-0740905
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way

Baldwyn, Mississippi 38824

(Address of Principal Executive Offices)

(662) 365-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On August 4, 2014, Hancock Fabrics, Inc. (the “Company”) issued a press release announcing that the Board of Directors of the Company (the “Board of Directors”) has determined not to seek stockholder approval for the reverse stock split transaction (the “Transaction”) contemplated by the Company’s Schedule 14A filed with the Securities Exchange Commission on July 8, 2014. While the Board of Directors believes that the Transaction was in the best interest of the Company and its stockholders at the time of its proposal, upon review and careful consideration, further discussions with management and its advisors and other relevant factors, the Board of Directors has determined that the costs of cashing out stockholders with less than 1,000 shares has increased such that the costs of the Transaction now outweigh the benefits to the Company and its stockholders. This cost increase can primarily be attributed to the significant number of holders that have acquired shares through multiple accounts with less than 1,000 shares or have split their holdings, in an attempt to receive multiple fractional share payments The Company had previously mentioned this issue in an 8K filed on July 15, 2014, noting the Company’s reservation of right to abandon the transaction if the costs were to outweigh the benefits. In addition, many holders acquired accounts with less than 1,000 shares in an attempt to receive a single fractional share payout. Therefore, the Board of Directors has decided that it is in the best interest of the Company and its stockholders to withdraw Proposal 1 from stockholder consideration for the upcoming Annual Meeting of the Company’s stockholders.

The Board of Directors reserves the right to revisit the possibility of a reverse stock split or alternative transaction at any point in the future on such terms as may be decided at that time to be in the best interest of the Company and its stockholders.

Item 9.01     Financial Statements and Exhibits.

Exhibit Number	Description

99.1

Press release issued by Hancock Fabrics, Inc. dated August 4, 2014, announcing the filing of the Supplement to the Proxy Statement for the 2014 Annual Meeting of Stockholders, filed with the Securities Exchange Commission on August 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK FABRICS, INC.

Date: August 4, 2014	By:	/s/ James B. Brown
	Name:	James B. Brown
	Title:	Executive Vice President and Chief Financial Officer